Exhibit 10.4

Morgan Stanley & Co. International plc

c/o Morgan Stanley & Co. LLC
1585 Broadway, 5th Floor
New York, NY  10036

September 26, 2018

To:	Tivity Health, Inc. 701 Cool Springs Boulevard Franklin, TN 37067 Attention: Chief Financial Officer Telephone No.: 615-614-4929 Facsimile No.:615-778-0486
Re:	Amendment to Warrants Transaction

This letter agreement (this “Amendment”) amends the terms and conditions of the transactions (the “Transaction”) evidenced by the letter agreement re: Base Warrants dated as of July 1, 2013 and the letter agreement re: Additional Warrants dated as of July 11, 2013 (each as amended or modified prior to the date hereof, together the “Confirmations”), each between Morgan Stanley & Co. International plc  (“Dealer”) and Tivity Health, Inc. (f/k/a Healthways, Inc.) (“Company”).

1.Definitions.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Confirmations.

2.Representations and Warranties.  Each party represents to the other party that:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation;

(b) it has the entity or corporate power to execute and deliver, and perform its obligations under, this Amendment, and has taken all necessary entity or corporate action to authorize such execution, delivery and performance;

(c)such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its organizational documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)all governmental and other consents that are required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(e)its obligations under this Amendment constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

3.Amendment.  Notwithstanding anything to the contrary in the Confirmations or the Equity Definitions:

(a)any deliveries of Shares in respect of Expiration Dates expected to occur as of the date hereof shall instead be aggregated and occur on a weekly basis, as follows:  for each Expiration Date occurring in a calendar week, the related Settlement Date shall occur on the first Exchange Business Day occurring in the immediately following calendar week (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day), subject to Section 9(k)(i) of the Confirmations;

(b)any payments of Fractional Share Amounts, if any, in respect of any Expiration Dates expected to occur as of the date hereof shall instead be aggregated and occur on the final Settlement Date (determined in accordance with clause (a) above).

4.No Other Changes.  Except as expressly set forth herein, all of the terms and conditions of the Confirmations shall remain in full force and effect, including, but not limited to, Dealer’s right to postpone or add Expiration Dates pursuant to the “Right to Extend” or “Procedures for Exercise” provisions, in which case settlement in respect of such additional dates shall occur in accordance with the terms of the Confirmations.

5.No Reliance.  Each of Company and Dealer hereby confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Amendment, that it has not relied on the other party or such other party’s affiliates in any respect in connection therewith, and that it will not hold the other party or such other party’s affiliates accountable for any such consequences.

6.Role of Agent.  Each party agrees and acknowledges that (i) Morgan Stanley & Co. LLC, an affiliate of Dealer (“MS&CO”), has acted solely as agent and not as principal with respect to this Amendment and (ii) MS&CO has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Amendment. Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Amendment.

7.Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

8.Governing Law.  The provisions of this Amendment shall be governed by the laws of the State of New York law (without reference to choice of law doctrine).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it by email to Usman.S.Khan@morganstanley.com.

Very truly yours,

Morgan Stanley & Co. LLC, as agent for Morgan Stanley & Co. International plc

By:	/s/ Darren McCarley
Authorized Signatory
Name: Darren McCarley, Managing Director

Accepted and confirmed
as of the date set forth above:

Tivity Health, Inc. (f/k/a Healthways, Inc.)

By:	/s/ Adam Holland
Authorized Signatory
Name:Adam Holland

[Signature Page to Amendment to Warrant Confirmations]